EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 14, 2010, by and between Weider Health and Fitness, a Nevada corporation (the “Seller”) and TPG STAR SNI, L.P., a Delaware limited partnership (“TPG”, or the “Purchaser”).

WHEREAS, the Seller currently owns fourteen million nine hundred seventy-three thousand one hundred forty-eight (14,973,148) shares of Class B Common Stock of Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), which shares constitute all of the issued and outstanding shares of Class B Common Stock of the Company.

WHEREAS, in connection with (and immediately prior to the consummation of) the transactions contemplated by the terms hereof, the Seller will, in accordance with the Company’s Certificate of Incorporation, convert seven million four hundred eighty six thousand five hundred seventy four (7,486,574) shares of the Company’s Class B Common Stock into seven million four hundred eighty six thousand five hundred seventy four (7,486,574) shares of the Company’s Class A Common Stock (such converted shares of Class A Common Stock, the “Purchased Shares”).

WHEREAS, the Purchaser agrees to purchase the Purchased Shares from the Seller, and the Seller agrees to sell the Purchased Shares to the Purchaser, such sale to be consummated in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, following the consummation of the transactions contemplated hereby, the Seller will continue to own seven million four hundred eighty six thousand five hundred seventy four (7,486,574) shares of Class B Common Stock of the Company (the “Retained Shares”).

WHEREAS, a special committee of the Company’s Board of Directors (duly constituted and appointed in accordance with the terms of each of Delaware General Corporation Law Section 141 and the Bylaws of the Company) has, on or prior to the date hereof, and in accordance with the terms set forth in Delaware General Corporation Law Section 203, approved the transactions contemplated by the terms hereof and has delivered to the Purchaser reasonable evidence thereof.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE  I

PURCHASE AND SALE OF PURCHASED SHARES

1.1 Sale of Purchased Shares.  The closing of the transactions contemplated herein (the “Closing”) shall take place on the date hereof (the “Closing Date”).  At the Closing, in accordance with the terms and subject to the conditions hereinafter set forth, the Seller shall transfer, assign, set over, and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s rights, title, and interest in and to the number of Purchased Shares set forth on Schedule 1 attached hereto.

1.2 Purchase Price.  The purchase price for the Share shall be approximately six dollars and fifty two cents ($6.52) per share, for an aggregate purchase price of forty eight million eight hundred thirty six thousand one hundred sixty seven dollars ($48,836,167) (the “Purchase Price”).

1.3 Closing Payments and Delivery of Purchased Shares.  The Purchaser shall remit the Purchase Price to the Seller, in accordance with wire instructions provided by the Seller to the Purchaser no later than two (2) business days prior to the Closing Date, in immediately available funds concurrently with the delivery to the Purchaser of one (1) or more stock certificates in respect of the Purchased Shares.

ARTICLE  II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLER

The Seller hereby represents and warrants to, and agrees with, the Purchaser, as of the Closing Date, as follows:

2.1 The Seller is a corporation duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation and has the power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.  The Seller has the full legal right, power, and authority to sell, assign, transfer, and convey the Purchased Shares in accordance with the terms of this Agreement, and the delivery to the Purchaser of the Purchased Shares pursuant to the terms of this Agreement will transfer to the Purchaser good, valid, and legal title to the Purchased Shares, free and clear of any and all liens, claims, pledges, charges, security interests, transfer restrictions, or encumbrances.

2.2 The execution, delivery, and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller.  The execution, delivery, and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, require no approval of, filing with, or other action by the Seller, by or in respect of, any governmental body, agency, or official or any other person, other than a filing of a Schedule 13D or 13G by the parties hereto, an amendment to Seller’s existing Schedule 13G, any required filings by Seller or its affiliates under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the filing of a Form 8-K under the Exchange Act by the Company, or such as has been previously obtained, made, or taken prior to the Closing Date.

2.3 This Agreement has been (a) duly executed and delivered by the Seller and (b) constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable Law.  For the purposes of this Agreement, “Law” shall mean any United States federal, provincial, state, local, municipal, or other applicable law, statute, ordinance, code, rule, regulation, judgment, order, or decree relevant to the transactions contemplated by this Agreement.

2.4 Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or conflict with, or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound, or to which any assets of the Seller are subject, other than (in the case of clause (b) only) as would not materially adversely affect the Seller’s business, properties, assets, prospects, or financial condition, taken as a whole, or the Seller’s ability to consummate the transactions contemplated hereby.

2.5 The Seller (a) is the sole record and beneficial owner of each of the Purchased Shares and the Retained Shares, (b) has good and marketable title to each of the Purchased Shares and the Retained Shares, (c) has the full and exclusive right, power, and authority to transfer and deliver to the Purchaser valid title to the Purchased Shares, and (d) has, and will continue to have following the Closing (subject to the terms of that certain Stockholders Agreement, dated as of the date hereof, by and between the Seller and the Purchaser (the “Stockholders Agreement”)), the full and exclusive right, power, and authority to exercise all super-voting power afforded each Retained Share under the organizational documents of the Company, free and clear (in each of the preceding clauses (a), (b), (c), and (d)) of any and all liens, claims, pledges, charges, security interests, restrictions (including, without limitation, on transfer, or on any super-voting right afforded such Retained Shares under the Company’s Certificate of Incorporation), or encumbrances.  Immediately following the Closing, the Purchaser (x) will be the sole record and beneficial owners of the Purchased Shares, and (y) will have good and marketable title to the Purchased Shares, free and clear (in each of the preceding clauses (x) and (y)) of any and all liens, claims, pledges, charges, security interests, transfer restrictions, or encumbrances.  Other than the Stockholders Agreement to be entered into in connection with, and contemporaneously with, this Agreement, the Seller is not a party to, and none of the Purchased Shares or the Retained Shares are subject to, any shareholders agreement, voting agreement, voting trust, proxy, or any other contractual obligation relating to the transferability or the voting of either the Purchased Shares or the Retained Shares.

2.6 Immediately following the consummation of the transactions contemplated hereby, and based on the aggregate number of outstanding shares of duly authorized and issued shares of the Company’s capital stock (assuming, for the purposes of this Section 2.6, (a) the exercise or conversion of all issued and outstanding options, warrants, restricted stock units or other rights that may be converted into the right to receive shares of capital stock of the Company, or any successor thereto, and (b) all shares of the Company’s Class B Common Stock held by the Seller have previously been converted into shares of Class A Common Stock in accordance with the terms of the Company’s Certificate of Incorporation), (x) the Seller will be the beneficial and record owner of not less than twenty five percent (25%) of the Company’s Class A Common Stock and will be entitled to control no less than seventy seven percent (77%) of the Company’s voting securities, and (y) the Purchaser will be the beneficial and record owner of not less than twenty five percent (25%) of the Company’s Class A Common Stock and will be entitled to control no less than seven and seven tenths percent (7.7%) of the Company’s voting securities.

2.7 To the knowledge of the Seller, the Company has filed all forms, reports, financial statements, schedules, and other documents required to be filed by it with the SEC pursuant to the Exchange Act since May 31, 2009 (collectively, all such documents, whether or not the Seller had knowledge of them, being the “SEC Reports”).  To the knowledge of the Seller, the SEC Reports appeared on their face to be appropriately responsive, in all material respects, to the applicable form requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  The Seller is not prompted to sell the Purchased Shares to be sold hereunder by any information concerning the Company which is not set forth in the SEC Reports.

2.8 To the knowledge of the Seller, the SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.9 Other than as previously disclosed to the Purchaser, no broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of the Seller.

ARTICLE  III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Seller, as of the Closing Date, as follows:

3.1 The Purchaser is a limited partnership, duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, and has the power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.

3.2 The execution, delivery, and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser.  The execution, delivery, and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, require no approval of, filing with, or other action by the Purchaser, by or in respect of, any governmental body, agency, or official or any other person, other than other than a filing of a Schedule 13D or 13G by the parties hereto, an amendment to Seller’s existing Schedule 13G, any required filings by Seller or its affiliates under Section 16 of the Exchange Act, the filing of a Form 8-K under the Exchange Act by the Company or such as has been previously obtained, made, or taken prior to the Closing Date.

3.3 This Agreement has been (a) duly executed and delivered by the Purchaser and (b) constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable Law.

3.4 Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the assets of the Purchaser is subject, other than (in the case of clause (b) only) as would not materially adversely affect the Purchaser’s business, properties, assets, prospects, or financial condition, taken as a whole, or the Purchaser’s ability to consummate the transactions contemplated hereby.

3.5 No broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of the Purchaser.

3.6 The Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement.  The Purchaser is acquiring the Purchased Shares for investment for the Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any third person with respect to any of the Purchased Shares.  The Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Purchased Shares and to protect its own interests in connection with the transactions contemplated in this Agreement.  The Purchaser’s financial condition is such that it is able to bear all economic risks of investment in the Purchased Shares, including a complete loss of its investment.

       3.7 The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management and to review the Company’s facilities.  The Purchaser believes it has received all the information it considers necessary or appropriate to decide whether to purchase the Purchased Shares.  The Purchaser understands and acknowledges that such discussions, as well as any written information issued with respect to the Company, (a) were intended to describe the aspects of the Company’s business and prospects that the Company believes to be material, but were not necessarily an exhaustive description, and (b) may have contained forward-looking statements involving known and unknown risks and uncertainties that may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated, and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.  The foregoing, however, does not limit or modify the representations and warranties of the Seller in Article II of this Agreement or the right of the Purchaser to rely thereon, or in any way restrict or otherwise limit the Purchaser’s right to bring any action or proceeding based upon fraud.

ARTICLE  IV

MISCELLANEOUS

4.1 Survival of Representations, Warranties and Agreements.  The covenants, representations, and warranties of each party contained herein shall survive the Closing; provided, however, that no claim arising under any of the representations set forth in the first two (2) sentences of Section 2.7, or in Section 2.8 may be brought at any time following the eighteen (18) month anniversary of the Closing Date.  All statements as to factual matters contained in any certificate or other instrument delivered by either party in connection with the Closing pursuant to this Agreement shall constitute representations and warranties by such party under this Agreement as of the date of such certificate or instrument.  The representations and warranties of a party (the “Representing Party”) shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of the party benefiting from such representation or warranty (the “Benefiting Party”) including, but not limited to, any investigations made (or not made) by any of the Benefiting Party’s advisors, agents, consultants or representatives, or by reason of the fact that the Benefiting Party or any of such advisors, agents, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate or untrue.  The parties hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of a Benefiting Party, and regardless of the results of any such investigation, the Benefiting Party has entered into these transactions in express reliance upon the representations and warranties of the Representing Party made herein.

4.2 Indemnification.  Each party agrees to, severally and not jointly, defend and hold harmless the other party, its managers, partners, directors, officers, members, employees, attorneys, accountants, agents and representatives, and its heirs, successors, and permitted assigns from and against all liabilities, losses, and damages, together with all reasonable and documented out-of-pocket costs and expenses related thereto (including, without limitation, reasonable and documented out-of-pocket legal and accounting fees and expenses) based upon or arising out of, or otherwise in connection with (a) any material inaccuracy or breach of any representation and warranty of such party herein, or (b) any material breach of any covenant and agreement of such party herein.

4.3 Notices.  All notices and other communications by the Purchaser or the Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

4.4 Assignment.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto; provided, however, that this Agreement shall not be assigned by any party without the other party’s prior written consent.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

4.5 Severability.  If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

4.6 Further Assurances.  From and after the Closing Date, upon the request of the Purchaser or the Seller, each of the Seller and the Purchaser, as applicable, shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

4.7 Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, together with the Stockholders Agreement, that certain Non-Compete Letter agreement, dated as of the date hereof, by and between the Seller and TPG, and the other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

4.8 Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.9 Captions; Counterparts, Execution.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to, or otherwise giving effect to, any body of law or other rule that would cause or otherwise require the application of the laws of any other jurisdiction.

4.11 Venue; Jurisdiction.  Any action or proceeding against either the Purchaser or the Seller relating in any way to this Agreement may be brought exclusively in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the District of Delaware, and the Purchaser and the Seller irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding.  Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

4.12 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PURCHASER AND THE SELLER HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH OF THE PURCHASER AND THE SELLER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 4.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  THE PURCHASER OR THE SELLER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.13 No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in transactions of this type.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

4.14 Expenses.  The Company and the Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, subject to the terms and conditions of that certain Exclusivity Letter by and between TPG and the Seller, dated August 24, 2010.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date hereof.

PURCHASER:
TPG STAR SNI, L.P.
By: TPG STAR ADVISORS, L.L.C., its general partner
By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President
Address c/o TPG Growth, LLC 345 California Street, Suite 3300 San Francisco, CA 94104 Attn: Ransom A. Langford Facsimile: (415) 438-1329

[Stock Purchase Agreement]

SELLER:
WEIDER HEALTH AND FITNESS
By:	/s/ Eric Weider
Name:	Eric Weider
Title:	President
Address 21100 Erwin St. Woodland Hills, CA 91367

[Stock Purchase Agreement]

SCHEDULE 1

Purchaser	Price per Purchased Share	# of Purchased Shares	Total
TPG	$6.52	7,486,574	$48,836,167